Filed pursuant to Rule 433
Registration No. 333-169111
Free Writing Prospectus
(To Preliminary Prospectus Supplement dated September 13, 2010 and Prospectus dated September 3, 2010)
September 14, 2010
Manulife Financial Corporation
US$600,000,000 3.40% SENIOR NOTES DUE 2015

Issuer:	Manulife Financial Corporation (the “Company”)

Title of Securities:	3.40% Senior Notes due 2015 (the “2015 Notes”)

Aggregate Principal Amount Offered:	US$600,000,000

Maturity:	September 17, 2015

Price to Public:	99.854% per 2015 Note and accrued interest, if any

Net Proceeds to the Company before Expenses:	US$597,024,000

Underwriting Discount:	0.35%

Coupon (Interest Rate):	3.400%

Yield:	3.432%

Spread to Benchmark Treasury:	T + 200 basis points

Benchmark Treasury:	1.250% due August 31, 2015

Expected Ratings(1):	A/A–

Interest Payment Dates:	March 17 and September 17 of each year, beginning on March 17, 2011

Optional Redemption:	The Company may redeem the 2015 Notes, in whole or in part, at any time, and from time to time, at the greater of (i) 100% of the principal amount and (ii) the sum of the present values of the remaining scheduled payments of principal and interest (exclusive of interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis, assuming a 360-day year consisting of twelve 30-day months, at the Treasury Rate plus 30 basis points.

Trade Date:	September 14, 2010

Settlement Date:	September 17, 2010 (T + 3)

CUSIP/ISIN:	56501R AA4/US56501RAA41

	Underwriter	Principal Amount

Active Joint Book-Running Managers:	Morgan Stanley & Co. Incorporated	$180,000,000
	Citigroup Global Markets Inc.	$180,000,000

Passive Joint Book-Running Managers:	Banc of America Securities LLC	$ 90,000,000
	Goldman, Sachs & Co.	$ 90,000,000

Co-Managers:	BNP Paribas Securities Corp.	$ 24,000,000
	HSBC Securities (USA) Inc.	$ 18,000,000
	RBS Securities Inc.	$ 18,000,000

(1)	These securities ratings have been provided by S&P and Fitch, respectively. None of these ratings is a recommendation to buy, sell or hold these securities. Each rating may be subject to revision or withdrawal at any time, and should be evaluated independently of any other rating.

US$500,000,000 4.90% SENIOR NOTES DUE 2020

Issuer:	Manulife Financial Corporation (the “Company”)

Title of Securities:	4.90% Senior Notes due 2020 (the “2020 Notes”)

Aggregate Principal Amount Offered:	US$500,000,000

Maturity:	September 17, 2020

Price to Public:	99.844% per 2020 Note and accrued interest, if any

Net Proceeds to the Company before Expenses:	US$496,970,000

Underwriting Discount:	0.45%

Coupon (Interest Rate):	4.900%

Yield:	4.920%

Spread to Benchmark Treasury:	T + 225 basis points

Benchmark Treasury:	2.625% due August 15, 2020

Expected Ratings(1):	A/A–

Interest Payment Dates:	March 17 and September 17 of each year, beginning on March 17, 2011

Optional Redemption:	The Company may redeem the 2020 Notes, in whole or in part, at any time, and from time to time, at the greater of (i) 100% of the principal amount and (ii) the sum of the present values of the remaining scheduled payments of principal and interest (exclusive of interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis, assuming a 360-day year consisting of twelve 30-day months, at the Treasury Rate plus 35 basis points.

Trade Date:	September 14, 2010

Settlement Date:	September 17, 2010 (T + 3)

CUSIP/ISIN:	56501R AB2/US56501RAB24

	Underwriter	Principal Amount

Active Joint Book-Running Managers:	Morgan Stanley & Co. Incorporated	$150,000,000
	Citigroup Global Markets Inc.	$150,000,000

Passive Joint Book-Running Managers:	Banc of America Securities LLC	$ 75,000,000
	Goldman, Sachs & Co.	$ 75,000,000

Co-Managers:	BNP Paribas Securities Corp.	$ 20,000,000
	HSBC Securities (USA) Inc.	$ 15,000,000
	RBS Securities Inc.	$ 15,000,000

(1)	These securities ratings have been provided by S&P and Fitch, respectively. None of these ratings is a recommendation to buy, sell or hold these securities. Each rating may be subject to revision or withdrawal at any time, and should be evaluated independently of any other rating.
The Company has filed a registration statement (including a base shelf prospectus dated September 3, 2010) and a preliminary prospectus supplement dated September 13, 2010 (including the base shelf prospectus, the “Prospectus”) with the SEC for the offering to which this communication relates. Before you invest, you should read the Prospectus and the documents incorporated therein by reference that the Company has filed with the SEC for more complete information about the Company and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov or by visiting the Canadian System for Electronic Document Analysis and Retrieval (SEDAR) website, which may be accessed at www.sedar.com. Alternatively, the Company or any underwriter participating in the offering will arrange to send you the Prospectus and any document incorporated therein by reference if you request such documents by contacting Morgan Stanley & Co. Incorporated, 180 Varick Street, New York, New York 10014, Attention: Prospectus Department, or by calling toll free at 1-866-718-1649; or Citigroup Global Markets Inc. Attention: Prospectus Department, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, NY 11220, or by calling toll-free at 1-877-858-5407, Banc of America Securities LLC, 100 West 33rd Street, New York, NY 10001, Attention: Prospectus Department, or by calling 1-800-294-1322; or Goldman, Sachs & Co., Prospectus Department, 200 West Street, New York, NY 10282, or by calling 1-866-471-2526 or emailing prospectus-ny@ny.email.gs.com.

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